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EXHIBIT 4.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") dated [      ] and effective as of
[       ] is between Petsec Energy Inc, a Nevada corporation (the "Company"), and [name of executive] (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, the Executive and the Company wish to enter into an employment agreement under the following terms and conditions.

      NOW, THEREFORE the parties agree as follows:

      1. EMPLOYMENT. Executive agrees to accept employment with either (a) the Company directly or (b) any direct or indirect subsidiary of Petsec Energy Ltd ("PEL"). Subject to the terms and conditions set forth in this Agreement, the Executive agrees to provide the services described in Section 2 below to either the Company or to any direct or indirect subsidiary of PEL designated from time to time and one or more times in the Company's sole discretion.

            1.1. APPOINTMENT. The Company initially appointed the Executive to the position of [executive position].

            1.2. ACCEPTANCE. The Executive accepts the appointment to the positions set forth in Section 1.1 above.

      2. NATURE OF SERVICE. During the Executive's employment, the Executive agrees to perform such services as are consistent with his position or as from time to time shall be assigned to him by the [__________ or __________]. The Executive shall devote so much of his time, attention and skills to the business of the Company as is necessary to properly perform his duties and responsibilities exclusively for the Company on a full time basis. The Executive shall not, during the Executive's employment, be engaged in, or represent any party other than the Company in connection with, any sale or the provision of any services whatsoever without the prior written consent of the [__________ or _____________]. The Executive shall perform his duties under this Agreement diligently with fidelity and loyalty and in a competent manner consistent with the level of his responsibilities.

      3.    COMPENSATION.

            3.1. BASE SALARY. During the Executive's employment, the Company shall pay to the Executive a base salary in equal semi-monthly instalments to be paid in accordance with the established payroll practices of the Company. The executive's base salary shall be [insert salary] per year. The Executive's base salary shall be reviewed annually by the Remuneration Committee (the "Committee") of the Petsec Energy Ltd Board of Directors (the "Board"). The Committee may recommend increases to the Executive's base salary, which if accepted by the Board, shall be become effective in accordance with the Board's decision. "Base Salary," as used hereinafter, shall mean the annualized base salary being paid to the Executive at the relevant time pursuant to this Section 3.1

            3.2 INCENTIVE COMPENSATION PLAN. The Executive shall be entitled to participate in the Company's Incentive Compensation Plan, according to that Plan's terms as they may be amended from time to time.

            3.3 TAXES. All taxes and governmentally required withholdings shall be deducted from any distributions in conformity with applicable laws.

      4.    STOCK OPTIONS.

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            4.1   GRANT OF OPTION. As additional compensation to the Executive,
                  Petsec Energy Ltd has issued to the Executive as of the Start Date incentive stock options to purchase [quantity] ordinary shares of Petsec Energy Ltd (the "Options"). The Options are governed by the Petsec Energy Ltd Employee Option Plan (the "Option Plan"), and Executive agrees that the issue and exercise of the Options are governed by the rules of the Plan, as the same may be amended from time to time, and by the additional terms and conditions set by the Committee and described in the Options Certificates to be delivered to the Executive with respect to the Options.

            4.2 TAX CONSEQUENCES. The Executive shall be responsible for the payment of all income or alternative minimum taxes that may accrue on account of the issuance, exercise or sale of the Options or the acquisition or sale of PEL stock acquired as a result of the exercise of the Options by the Executive. The Executive should consult his own tax advisor regarding the specific tax consequences of the Stock Options and participation in the Plan, including the application of any federal, state and local tax laws and the effect of other state and local laws, including community property laws. The Executive agrees to defend and indemnify the Company for any claims made against the Company or the Executive by any taxing authority for taxes owed by the Executive on account of the issuance, exercise or sale of the Options or the acquisition or sale of any PEL stock acquired pursuant to the exercise of any Options.

      5. BENEFITS. The Executive shall receive the employee benefits as may be provided by the Company from time to time to other executives and employees of the Company, including 401(k), health, dental, accidental death and dismemberment, long term disability and life insurance benefits.

            5.1. VACATION TIME. The Executive will be eligible for [___days]of vacation time per year, together with all public holidays recognized by the Company. The use and accrual of such vacation time shall be governed by the Company's vacation policy, as the same may be amended from time to time and one or more times.

            5.2. DEATH BENEFITS. The Company and PEL shall, subject to the Executive satisfying the requirements of insurers, procure if it has not already done so, life insurance coverage for the Executive, all to a standard not less than that which the Company maintains for its Executive personnel from time to time. Any disability benefits shall be paid directly by the Company's insurance company.

      6. REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall reimburse the Executive for all reasonable and proper travel and out-of-pocket expenses (including but not limited to motor vehicle expenses, industry association fees, and industry entertainment expenses) incurred by him for the purpose of and in connection with the performance of his duties pursuant to this Agreement during the Executive's employment, all in accordance with the policies relating to the allowable amount of such expenses and the provision of itemized reports and receipts with respect thereto that may from time to time be adopted by the Company.

      7.    TERMINATION.

            7.1.  TERMINATION BY THE COMPANY FOR CAUSE.

                  7.1.1. FOR CAUSE. The Company may terminate the Executive's employment for cause at any time, effective immediately. As used in this Agreement, "cause" means that the Board in good faith either determines or has reasonable suspicion that one or more of the following has occurred: (1) the Executive has embezzled or misappropriated funds of the Company; (2) the Executive has committed a felony, has committed a misdemeanour involving moral turpitude, has violated any statute, rule or regulation under federal securities laws, or has committed any other criminal act or unethical conduct that would seriously impair the Executive's ability to perform his duties hereunder or would impair the business reputation of the Company; or (3) the Executive has failed to fully and faithfully perform his obligations under this Agreement in a material, continuing fashion, after having first received written notice from the [___________ or

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                        ___________] specifying in detail the reasons why the
                        Board believes that the Executive has not fully and faithfully performed his duties or breached this agreement and allowing the Executive 30 days to cure any such default. If the Company terminates the Executive's employment for cause under this Section 7.1.1, the Executive shall be paid all compensation and other sums due to him through the date of such termination, including, without limitation, reimbursements for allowable expenses incurred by the Executive.

                        7.1.2. WITHOUT CAUSE. The Company may terminate the
                              Executive's employment under this Agreement at any time, in which case the Company shall pay to the Executive all compensation and other sums due to him through the date of such termination, and the Company shall pay to the Executive a lump sum in cash equal to [insert proportion] times the Executive's annual Base Salary in effect on the date immediately prior to the date of termination.

                  7.2.  TERMINATION BY THE EXECUTIVE.

                        7.2.1. FOR CAUSE. The Executive may terminate his
                              employment under this Agreement if Company does any one or more of the following: (1) Company makes a material reduction in Executive's job duties, authority or responsibilities with the Company or a Controlled Subsidiary from that exercised by him immediately prior to such change (however, a reduction in the size of the Company and/or in the number of employees working under the supervision of Executive, shall not constitute a material reduction hereunder); (2) a reduction in Executive's Base Salary of more than [insert percentage] in any [insert number] month period from the highest Base Salary paid by the Company or any Controlled Subsidiary to Executive during the [insert number] months immediately preceding such Base Salary reduction; (3) a change in location of Executive's primary place of employment by the Company by more than [insert number] miles from the location where he was primarily employed prior to such change; or (4) Company otherwise fails to comply with any material provision of this Agreement. Before terminating his employment for cause under this
                              Section 7.2.1, the Executive shall first provide the Company with written notice specifying in detail the reasons why the Executive believes he has the right to terminate his employment for cause and allowing the Company thirty (30) days to cure any such default. If the Executive provides such a notice to the Company and then fails to terminate his employment for cause within five days after the expiration of the thirty (30) days cure period, this Agreement shall continue in full force and effect, but the Executive shall not be deemed to have waived his right to terminate this Agreement for the reasons specified in the notice, except to the extent the same were cured or specifically waived by the Executive in writing. If Executive does terminate his employment for cause under this Section 7.2.1, Executive will be entitled to receive only the compensation provided for in Section 7.1.2.

                        7.2.2. WITHOUT CAUSE. The Executive may terminate his
                              employment under this Agreement without cause by giving the Company at least thirty (30) days prior written notice of the effective date of his termination of employment. If the Executive terminates his employment under this Section 7.2.2, the Executive shall be paid all compensation and other sums due to him through the date of termination including, without limitation, reimbursements for allowable expenses incurred by the Executive.

            7.3.  TERMINATION UPON DEATH OR DISABILITY.

                  7.3.1. If the Executive becomes "disabled" to the extent that he is unable to perform his duties under this Agreement, at such time as he is determined to be disabled, his employment shall be deemed terminated at the end of a waiting period. For purposes of this Agreement, the term "disabled" means the Executive's inability to perform services by reason of illness or incapacity for the waiting period

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                        specified in the long term disability policy that must
                        be satisfied before long-term disability benefits begin for an employee who meets the definition of disability under that policy. The Executive shall be paid all compensation and other sums due to him through the date of termination under this Section 7.3.1 including, without limitation, reimbursements for allowable expenses incurred by the Executive.

                  7.3.2. If the Executive dies, his employment shall be deemed to be terminated as of the date of his death and the Executive and his heirs or successors shall receive all compensation and other sums due to him through the date of such termination as set out in Section 5.2, including, without limitation, reimbursements for allowable expenses incurred by the Executive.

            7.4. PAYMENTS TO THE EXECUTIVE IN THE EVENT OF A CHANGE IN CONTROL OR A SALE OF ASSETS.

                  7.4.1. AMOUNTS. If within [ ] months after a change in control or sale of all assets (a) the Company terminates Executive's employment or (b) Executive resigns his employment with the Company for Cause (as defined in Section 7.2.1), then the Company shall pay to Executive in a lump sum: (1) [insert amount] times the base salary Executive was receiving on the effective date of the change in control, and (2) payment in respect of the year in which the Executive was terminated of annual incentive compensation (to the extent that incentive compensation has not previously been paid for the year to the Executive ) based on the plan that was in effect on the effective date of the change in control applying the same award pool computation and awarding Executive the same percentage of the award pool as Executive was awarded in the most recent incentive compensation payment that was made before the change in control or sale of all assets.

                  7.4.2. LIMITATION. Notwithstanding Section 7.4.1, the amount payable to Executive under this Section 7.4 shall be reduced to the lesser of (1) the amount payable under
                        Section 7.4.1 or (2) $1 below the amount that would cause Executive to become liable for the excise tax in section 4999 of the Internal Revenue Code (the "Code") as a result of all parachute payments (as defined in Code Section 280G(b)(2)) to Executive in connection with the change in control or a sale of all assets.

                  7.4.3 CHANGE IN CONTROL. A "change in control" occurs when any
                        Person, other than (i) an Affiliate or (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, becomes the
                        Beneficial Owner, directly or indirectly, of       more
                        than 50% fifty percent (50%) of the combined voting power of the ownership interests in the Company.

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                  7.4.4. SALE OF ALL ASSETS. A "sale of all assets"occurs when the Company sells or disposes of more than 98% of the assets of the Company, other than exclusively to an Affiliate or Affiliates of the Company, unless within six months of such sale the Company takes material steps to use the sale proceeds to purchase new assets for exploration or to develop new production.

                  7.4.5. DEFINITIONS. For purpose of this Section 7.4, "Person"
                        has the same meaning as when that term is used in
                        Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). "Affiliate" means any corporation or other entity that is a member of the Company's controlled group within the meaning of Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the "Code"), including any entities that would be part of that controlled group if they were United States entities or were not excluded under Code
                        Section 1563(b)(2), except that "50%" shall be substituted in place of "80%" in each place "80%" is used. The term "Affiliate" shall also include those entities that are, at the date of this Agreement or thereafter, associated with the CEO, Mr. Terrence N. Fern. "Beneficial Owner" has the same meaning as when that term is used in Rule 13d-3 under the Exchange Act.

            7.5.  PAYMENTS TO THE EXECUTIVE IN THE EVENT OF TERMINATION.

                  7.5.1. BASE SALARY. Upon the termination of the Executive's employment with the Company under circumstances set forth in Sections 7.1.1, 7.2.1, 7.3, or 7.4.1, the
                        Company shall be obligated only to pay to the Executive the compensation set forth in those Sections.

                  7.5.2. OPTIONS. Upon the Executive's termination of employment for any reason, the Executive's rights and the Company's obligations with respect to the Options shall be governed by the Employee Option Plan.

      8.    CERTAIN COVENANTS OF THE EXECUTIVE.

            8.1.  The Executive agrees that during his employment, he will not
                  (i) directly or indirectly engage or invest in any business other than the Company's business without the prior approval of the [___________ or _________] or (ii) otherwise act as a director, officer, employee, agent, owner, partner or consultant to any such business. It is understood and agreed that the Executive shall not be deemed to be in default with respect to this Section 8 solely as a result of any investment he may make in not more than (a) five percent of the outstanding shares or other units of any security registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), (b) fifty percent (50%) of the outstanding shares or other units of any security not registered pursuant to Section 12 or the 1934 Act, provided
                  (I) such unregistered shares or other units are not of an entity whose business is in competition with the business of the Company and (II) the Committee determines that Executive's holding of the investment is not detrimental to the Company or
                  (c) any investments approved on the signing of this Agreement.

            8.2. During the Executive's employment and for a period ("Prohibited Period") of (a) 15 months thereafter for Proprietary Information (as defined below) and (b) perpetuity thereafter for Trade Secrets (as defined below),and except in the course of performing the duties of his employment, the Executive shall not disclose or permit or cause to be disclosed, either directly or indirectly, to any person any Trade Secrets (as defined below) without first obtaining the written consent of the Board. During the Prohibited Period, the Executive shall not disclose or permit or cause to be disclosed, either directly or indirectly, to any person any Proprietary Information. Notwithstanding the foregoing, (i) if any such Trade Secret or Proprietary Information is or becomes generally available to the public (other than as a result of unauthorized disclosure directly or indirectly by the Executive), or (ii) if any such Trade Secret or Proprietary Information is required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having competent

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                  jurisdiction, the Executive shall be under no obligation of confidentiality with respect to such information (however, Executive shall give Petsec written notice at least 30 days before making such disclosure so that Petsec may seek a protective order.) On termination of this Agreement, the Executive promptly shall return all originals and copies of such papers, lists, documents and records of the Company and PEL that are in his possession, custody or control and shall delete all such information from any computer owned by Executive or his family). As used herein "Trade Secrets" means the whole or any portion or phase of technical information, design, process, procedure, formula or improvement known or used by the Company, PEL or any of their affiliates that is valuable and secret (in the sense that it is not generally known to competitors of the Company). To the extent consistent with the foregoing, Trade Secrets include (without limitation) the specialized information and technology that provide the Company, PEL or any of their affiliates with an advantage over competitors or potential competitors in its industry. As used herein, "Proprietary Information" means any and all general and specific knowledge, experience and information and rights with respect thereto, other than Trade Secrets, including, without limitation, technical data, geological plays, data bases, discoveries, plans, specifications and technical information (patentable or unpatentable), that is confidential or proprietary of the Company, PEL or any of their affiliates.

            8.3. If the provisions contained in this Section 8 are more restrictive than permitted by applicable law, the parties agree that the covenants contained in this Section 8 shall be enforceable and in force to the extent permitted by law.

      9. AMENDMENT. This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the parties.

      10. WAIVERS. Any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay or omission on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

      11. ENTIRE AGREEMENT. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement. There are no unwritten or oral agreements between the parties.

      12. SEVERABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement or affect the application of such provision to other persons or circumstances, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken here from and the remainder of this Agreement will have the same force and effect as if such part or parts had never been included herein. Any such finding of invalidity or unenforceability shall not prevent the enforcement of such provision in any other jurisdiction to the maximum extent permitted by applicable law.

      13. NOTICES. Unless otherwise expressly provided herein, all notices and required copies, requests, demands, consents, waivers, instructions, approvals and other communications hereunder shall be in writing and if given by the Company may be given by the [___________ or _____________] or the Board and shall be deemed to have been duly given if personally delivered to or mailed, certified mail, return receipt requested, first-class postage paid, or delivered by messenger service with receipt acknowledged, addressed as follows:

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                                If to the Company:

                                3861 Ambassador Caffery, Suite 500
                                Lafayette, Louisiana 70503
                                [Name]

                                With a copy to:

                                Level 13, 1 Alfred Street
                                Sydney, NSW 1225, Australia
                                Attn: [Name]

                                If to the Executive:

                                [name of executive]
                                [address of executive]

            or to such other address or to such other individuals as any party shall have last designated by notice to the other party. All notices and other communications given to any party in accordance with the provisions of this Agreement shall be deemed to have been given when delivered to the intended recipient thereof in accordance with the provisions of this Section 13.

      14. GOVERNING LAW; FORUM: CONSENT TO JURISDICTION. This Agreement shall be construed in accordance with, and the rights of the parties governed by Louisiana law without regard to the principles of conflict of laws.

      15.   SUCCESSORS AND ASSIGNS.

            15.1 Except as otherwise expressly provided herein, the Executive agrees on behalf of himself and his executors and administrators, heirs, legatees, distributees and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Executive or any executor, administrator, heir, legatee, distributee or person claiming under the Executive by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation or other disposition of this Agreement or of such rights, interest and benefits contrary to the foregoing provision, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

            15.2 The Company shall be permitted to assign this Agreement to its successors and assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against such successors or assigns. The terms "successors" and "assigns" shall include any person that buys all or substantially all of the Company's assets, or at least fifty percent (50%) of its voting equity, or with which the Company merges or consolidates. If there is a successor to the Company's rights under this Agreement or if the Company assigns this Agreement, all references to the "Company" shall be deemed to refer to the successor or assignee.

      16. THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party to this Agreement (except as otherwise provided in Section 7.3.2).

      17. HEADINGS. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

      18. ARBITRATION. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in Lafayette, Louisiana, in accordance with the applicable Rules of the American Arbitration Association ("AAA") using one (1) impartial arbitrator and

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            judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. If unable to agree to an arbitrator using the AAA's procedures, the presiding judge in the 15th Judicial District Court shall be asked to designate an arbitrator.

      19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      20. CURRENCY REFERENCES. All references to "$" are to United States currency unless otherwise specifically stated in the Agreement. References to "A$" are to Australian currency.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

WITNESSES:

__________________________________
Signature

__________________________________
Print Name

WITNESSES:

__________________________________
Signature

__________________________________
Print Name
COMPANY:

__________________________________
[Name}

EXECUTIVE:

__________________________________
[Name]